                                                                   Exhibit 10.2

                   SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

                            dated as of July 29, 2005

                                  by and among

           OPINION RESEARCH CORPORATION, MACRO INTERNATIONAL INC., ORC PROTEL, LLC, SOCIAL AND HEALTH SERVICES, LTD., ORC HOLDINGS, LTD. and
                    O.R.C. INTERNATIONAL LTD, as Borrowers,
              and other Borrower parties hereto from time to time,

                   THE ROYAL BANK OF SCOTLAND PLC, as Lender,
               and other Lender parties hereto from time to time,

                                       and

                         THE ROYAL BANK OF SCOTLAND PLC,
                                    as Agent

                                TABLE OF CONTENTS

CERTAIN DEFINITIONS..................................................................................      1

ARTICLE I ISSUE AND SALE OF NOTES....................................................................     10

   Section 1.1    Authorization and Issuance of the Notes............................................     10
   Section 1.2    Sale and Purchase..................................................................     10
   Section 1.3    The Closing........................................................................     10

ARTICLE II REPAYMENT OF THE NOTES....................................................................     10

   Section 2.1    Interest Rates and Interest Payments...............................................     10
   Section 2.2    Principal Payments.................................................................     11
   Section 2.3    Optional Early Payment of the Notes................................................     11
   Section 2.4    Notice of Optional Prepayment......................................................     12
   Section 2.5    Mandatory Prepayment...............................................................     12
   Section 2.6    Location for Payment...............................................................     12
   Section 2.7    Maximum Lawful Rate................................................................     12
   Section 2.8    Use of Proceeds....................................................................     13
   Section 2.9    Fees and Expenses..................................................................     13

ARTICLE III PARENT COMPANY AS BORROWER'S AGENT; JOINDER OF NEW
BORROWER SUBSIDIARIES; NO PRIORITY AMONG NOTES.......................................................     14

   Section 3.1    Appointment of the Parent Company..................................................     14
   Section 3.2    Joinder of New Subsidiaries and Affiliates.........................................     14
   Section 3.3    No Preference or Priority..........................................................     14

ARTICLE IV CONDITIONS TO THE LENDERS' OBLIGATIONS....................................................     15

   Section 4.1    Compliance with Law and Agreements; Third Party Consents...........................     15
   Section 4.2    Material Adverse Changes...........................................................     15
   Section 4.3    Litigation/Bankruptcy..............................................................     15
   Section 4.4    Opinion of Counsel.................................................................     15
   Section 4.5    No Default.........................................................................     15
   Section 4.6    Documentation......................................................................     16
   Section 4.7    Third Party Agreements.............................................................     16
   Section 4.8    Subordination Agreement............................................................     16
   Section 4.9    Financial Documents................................................................     16
   Section 4.10      Closing Costs and Expenses......................................................     16

ARTICLE V REPRESENTATIONS AND WARRANTIES.............................................................     17

   Section 5.1    Corporate Existence and Qualification..............................................     17
   Section 5.2    Corporate Authority; Noncontravention..............................................     17
   Section 5.3    Financial Position.................................................................     17
   Section 5.4    Payment of Taxes...................................................................     18
   Section 5.5    Accuracy of Submitted Information; Omissions.......................................     18

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

   Section 5.6    Government Contracts/Government Subcontracts.......................................     18
   Section 5.7    No Defaults or Liabilities.........................................................     18
   Section 5.8    No Violations of Law...............................................................     19
   Section 5.9    Litigation and Proceedings.........................................................     19
   Section 5.10      Assets and Properties...........................................................     19
   Section 5.11      Principal Place of Business; Location of Books and Records......................     19
   Section 5.12      Fiscal Year.....................................................................     20
   Section 5.13      Pension Plans...................................................................     20
   Section 5.14      O.S.H.A., ADA and Environmental Compliance......................................     20
   Section 5.15      Intellectual Property...........................................................     21
   Section 5.16      Existing or Pending Defaults; Material Contracts................................     22
   Section 5.17      Leases and Real Property........................................................     22
   Section 5.18      Labor Relations.................................................................     22
   Section 5.19      Assignment of Contracts.........................................................     22
   Section 5.20      Intentionally omitted...........................................................     23
   Section 5.21      Ownership of the Borrowers......................................................     23
   Section 5.22      Solvency........................................................................     23
   Section 5.23      Foreign Assets Control Regulations, Etc.........................................     23
   Section 5.24      Survival of Representations and Warranties......................................     23

ARTICLE VI AFFIRMATIVE COVENANTS OF THE BORROWERS....................................................     24

   Section 6.1    Payment of Loan Obligations........................................................     24
   Section 6.2    Payment of Taxes...................................................................     24
   Section 6.3    Delivery of Financial and Other Statements.........................................     24
   Section 6.4    Maintenance of Records; Review by the Lenders......................................     25
   Section 6.5    Maintenance of Insurance Coverage..................................................     25
   Section 6.6    Maintenance of Property/Assets; Performance of Contracts...........................     26
   Section 6.7    Maintenance of Corporate Existence.................................................     26
   Section 6.8    Intentionally omitted..............................................................     26
   Section 6.9    Management.........................................................................     26
   Section 6.10      Disclosure of Defaults, Etc.....................................................     26
   Section 6.11      Payment of Costs................................................................     27
   Section 6.12      Further Assurances..............................................................     28
   Section 6.13      Compliance with Law.............................................................     28
   Section 6.14      Reincorporation/Reorganization..................................................     28
   Section 6.15      Financial Covenants of the Borrowers............................................     28
   Section 6.16      Substitute Notes................................................................     30

ARTICLE VII NEGATIVE COVENANTS OF THE BORROWERS......................................................     30

   Section 7.1    Change of Control; Disposition of Assets; Merger...................................     30
   Section 7.2    Legal Use of Proceeds..............................................................     31
   Section 7.3    Change of Operations...............................................................     31
   Section 7.4    Judgments; Attachments.............................................................     31
   Section 7.5    Further Assignments; Performance and Modification of Contracts; etc................     31
   Section 7.6    Affect Rights of the Agent or Lenders..............................................     32

   Section 7.7    Indebtedness; Granting of Security Interests.......................................     32
   Section 7.8    Dividends; Loans; Advances; Investments and Similar Events.........................     33
   Section 7.9    Lease Obligations..................................................................     34
   Section 7.10      Senior Loan Facilities..........................................................     34
   Section 7.11      Transactions with Affiliates....................................................     34
   Section 7.12      Sale and Leaseback Transactions.................................................     35
   Section 7.13      Fiscal Year/Accounting Method...................................................     35

ARTICLE VIII DEFAULT AND REMEDIES....................................................................     35

   Section 8.1       Events of Default...............................................................     35
   Section 8.2       Consequences of Event of Default; Remedies......................................     37

ARTICLE IX THE AGENT; AGENCY.........................................................................     38

   Section 9.1    Appointment........................................................................     38
   Section 9.2    General Nature of Agent's Duties...................................................     38
   Section 9.3    Exercise of Powers.................................................................     39
   Section 9.4    General Exculpatory Provisions.....................................................     40
   Section 9.5    Administration by the Agent........................................................     40
   Section 9.6    Lenders Not Relying on the Agent or Other Lenders..................................     41
   Section 9.7    Indemnification....................................................................     42
   Section 9.8    Agent in its Individual Capacity; Agent's Commitment...............................     42
   Section 9.9    Holders of Notes...................................................................     42
   Section 9.10      Successor Agent.................................................................     43
   Section 9.11      Additional Agents...............................................................     43
   Section 9.12      Calculations....................................................................     43
   Section 9.13      All Payments to the Agent.......................................................     44
   Section 9.14      Benefit of Article..............................................................     45

ARTICLE X BOARD OBSERVATION RIGHTS...................................................................     45

ARTICLE XI MISCELLANEOUS.............................................................................     46

   Section 11.1      Remedies Cumulative.............................................................     46
   Section 11.2      Waiver..........................................................................     46
   Section 11.3      Notices.........................................................................     46
   Section 11.4      Entire Agreement................................................................     47
   Section 11.5      Relationship of the Parties.....................................................     48
   Section 11.6      Waiver of Jury Trial............................................................     48
   Section 11.7      Submission to Jurisdiction; Service of Process; Venue...........................     48
   Section 11.8      Changes in Capital Requirements.................................................     49
   Section 11.9      Captions........................................................................     49
   Section 11.10     Modification and Waiver.........................................................     49
   Section 11.11     Transferability.................................................................     50
   Section 11.12     Governing Law; Binding Effect...................................................     50
   Section 11.13     Gender; Number..................................................................     50
   Section 11.14     Joint and Several Liability.....................................................     50
   Section 11.15     Materiality.....................................................................     50

Section 11.16     Reliance on the Agent...........................................................     51
Section 11.17     Taxes...........................................................................     51
Section 11.18     Indemnity; Waiver of Consequential Damages, Etc.................................     52
Section 11.19     The Patriot Act.................................................................     52
Section 11.20     Subordination...................................................................     53
Section 11.21     53
Section 11.22     Counterparts....................................................................     53

EXHIBITS

Exhibit 1      Form of Non-Default Certificate
Exhibit 2      Form of Quarterly Covenant Compliance/Non-Default Certificate
Exhibit 3      Form of Note
Exhibit 4      Form of Joinder Agreement
Exhibit 5      Form of Assignment and Acceptance Agreement

SCHEDULES

Schedule A           Approved Non-Cash Charges
Schedule 1           Lender Percentages/Allocations
Schedule 5.3         Financial Position
Schedule 5.6         Material Government Contracts
Schedule 5.7         No Defaults or Liabilities
Schedule 5.9         Litigation and Proceedings
Schedule 5.11        Borrower's Business Locations
Schedule 5.15 (a)    Intellectual Property
Schedule 5.15(b)     Intellectual Property Royalty Payments
Schedule 5.16(a)     Material Contracts
Schedule 5.16(b)     Contract Litigation
Schedule 5.18        Labor Agreements
Schedule 5.21(a)     Capitalization of Borrowers other than the Parent Company
Schedule 5.21(b)     Capitalization of the Parent Company
Schedule 7.8         Loans, Salary Advances, Etc.

                   SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

            THIS SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT is executed as of the ____ day of July, 2005, and is by and among (i) The Royal Bank of Scotland PLC ("RBOS"), acting in the capacity of Lender, and as Agent for the Lenders;
(ii) the other "Lender" parties to this Agreement from time to time; (iii) Opinion Research Corporation, a Delaware corporation, whose address is 600 College Road East, Suite 4100, Princeton, NJ 08540, Macro International Inc., a Delaware corporation, whose address is 11785 Beltsville Drive, Calverton, MD 20705, ORC ProTel, LLC, a Delaware limited liability company, whose address is 17213 Continental Drive, Lansing, IL 60438, Social and Health Services, Ltd., a Maryland corporation, whose address is 11426 Rockville Pike, Suite 100, Rockville, MD 20852, ORC Holdings, Ltd., an English Company, whose address is Angel Corner House, 1 Islington High Street, London, England N1 9AH, O.R.C. International Ltd., an English Company, whose address is Angel Corner House, 1 Islington High Street, London, England N1 9AH, and each other person or entity hereafter executing a Joinder Agreement pursuant to Section 3.2 of this Agreement (collectively, the "Borrowers").

                                WITNESSETH THAT:

            WHEREAS, the Borrowers have proposed selling 14% Senior Promissory Notes in the aggregate principal amount of $20,000,000 to the Lenders to finance the Redemption Transaction (defined below), subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

                               CERTAIN DEFINITIONS

            For the purposes of this Agreement, the terms set forth below shall have the following definitions:

            "ADA" shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

            "Affiliate" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

            "Agent" shall mean RBOS, acting in its capacity as agent for the Lenders, or any successor Agent appointed pursuant to Section 9.10 of this Agreement.

            "Agreement" shall mean this Senior Subordinated Note Purchase Agreement, together with the schedules and exhibits attached hereto, and any and all amendments or modifications of this Senior Subordinated Note Purchase Agreement.

            "Applicable Laws" shall mean any federal, state or local law, ordinance, statute, rule or regulation to which any Borrower or the property of any Borrower is subject, whether domestic or international.

            "Assets" means, collectively, all of the assets, tangible and intangible, which are owned or purported to be owned by any Borrower.

            "Borrower" and "Borrowers" shall have the meaning set forth in the preamble to this Agreement.

            "Business Day" shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the State of New York.

            "Carryover Year" shall have the meaning attributed to such term in
Section 6.15(d) of this Agreement.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

            "Citizens Bank" shall mean Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting individually, together with its successors and assigns.

            "Closing" shall have the meaning ascribed to such term in Section
1.3 of this Agreement.

            "Closing Date" shall have the meaning ascribed to such term in
Section 1.3 of this Agreement.

            "Consolidated Net Income" shall mean, for any period of determination, the sum of consolidated gross revenues of the Borrowers and Non-Borrower Subsidiaries for such period, minus all consolidated operating and non-operating expenses (including taxes) of the Borrowers and Non-Borrower Subsidiaries for such period, all as determined in accordance with GAAP.

            "Contribution Agreement" shall mean the Contribution Agreement dated as of May 4, 2004 by and among the Borrowers.

            "EBITDA" shall mean, as of the date of any determination, the Consolidated Net Income of the Parent Company, including all Borrowers and Non-Borrower Subsidiaries, plus interest expense, plus taxes, plus depreciation expense, plus amortization expense, plus any non-cash, non-recurring charges against income approved in writing by the Agent (including, without limitation, the items set forth on Schedule A attached hereto) minus any non-cash gain (to the extent included in determining net income), minus any dividends paid in accordance with Section 7.8(a) of this Agreement to the extent not deducted from net income, all as determined on a rolling four (4) quarter consolidated basis in accordance with GAAP. Additionally, any transaction costs for the closing of the Loan and related amendments to the Senior Loan Facilities may be added back to net income in calculating EBITDA.

            "ERISA" shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

            "Event of Default" shall have the meaning attributed to such term in
Section 8.1 of this Agreement.

            "Federal Funds Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Agent to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

            "First Horizon" shall mean First Horizon Bank, a division of First Tennessee Bank National Association.

            "Fixed Charge Coverage Ratio" shall have the meaning attributed to such term in Section 6.15(a) of this Agreement.

            "Foreign Bank Accounts" shall have the meaning attributed to such term in Section 6.8 of this Agreement.

            "GAAP" shall mean generally accepted accounting principles, consistently applied, as in effect from time to time. The parties hereto acknowledge that GAAP may change from time to time, and such changes may affect the calculation of the covenants set forth in Section 6.15 hereof, causing an Event of Default hereunder. If an Event of Default shall occur solely as a result of such changes in GAAP, the parties shall negotiate to achieve a mutually acceptable amendment to the calculation of the breached covenants set forth in Section 6.15.

            "Government" shall mean the United States government, any state government, any local government, any department, instrumentality or any agency of the United States government, any state government or any local government.

            "Government Contract" and "Government Contracts" shall mean, individually or collectively as the context may require, (i) written contracts between any Borrower and the Government; and (ii) written subcontracts between any Borrower and a Prime Contractor who is providing goods or services to the Government pursuant to a written contract with the Government (a "Government Subcontract"), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Government Subcontract.

            "Government Subcontract" shall have the meaning attributed to such term in the definition of "Government Contract".

            "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

            "Hazardous Wastes" shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

            "HMTA" shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.)

            "Indebtedness" shall mean, without duplication (a) all obligations of the Borrowers in respect of money borrowed; (b) all obligations of the Borrowers (other than trade debt incurred in the ordinary course of the Borrowers' business), whether or not for borrowed money, (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) capital lease obligations of the Borrowers; (d) all obligations of the Borrower to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock issued by any Borrower, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) each Borrower's pro rata share of the Indebtedness of any unconsolidated affiliate of such Borrower (including Indebtedness of any partnership or joint venture in which such Borrower is a general partner or joint venturer to the extent of such Borrower's pro rata share of the ownership of such partnership or joint venture), (f) all obligations of any other person or entity which any Borrower has guaranteed, (g) reimbursement obligations in connection with letters of credit issued for the benefit of any Borrower, and (h) the Obligations.

            "Interest Coverage Ratio" shall have the meaning attributed to such term in Section 6.15(b) of this Agreement.

            "Interest Expense" shall mean, as of the date of any determination, the Borrowers' aggregate interest expense for borrowed money (including, without limitation, premiums and interest expense arising from or relating to interest rate protection agreements and original issue discounts), plus the amount of all other interest due (whether paid or not paid) on any indebtedness of each Borrower for the applicable measurement period, all as determined on a consolidated basis in accordance with GAAP.

            "Interest Payment Date" shall mean the last Business Day of each September, December, March and June, beginning on September 30, 2005.

            "Joinder Agreement" shall have the meaning attributed to such term in Section [3.2] of this Agreement.

            "Lender" and "Lenders" shall mean, respectively, each and all of the banking or financial institutions which, as of any date of determination, are
(i) "Lender" parties to this Agreement, and/or (ii) otherwise bound by the terms and provisions of this Agreement and the other Loan Documents applicable to any and all Lenders generally, pursuant to an Assignment and Acceptance in the form of Exhibit 5 attached hereto, or any other document, instrument or agreement, in form and substance acceptable to the Agent.

            "Leverage Ratio" shall have the meaning attributed to such term in
Section 6.15(c) of this Agreement.

            "Liquidity Event" shall mean any one of the following: (a) the sale of more than fifty percent (50%) of the Parent Company's assets (measured by economic value on a consolidated basis), (b) a merger or consolidation or the sale of shares of the Parent Company's capital equity or other transaction (or series of related transactions) as a result of which the holders of the outstanding equity of the Parent Company prior to the initiation of such transaction (or series of related transactions) do not own (beneficially or otherwise) both a majority of the outstanding equity and a majority of the outstanding voting power of either the Parent Company or the surviving entity immediately after the transaction, or (c) the Parent Company has become a wholly owned subsidiary of another entity (the "acquiror") or the Parent Company has been combined (by merger or otherwise) into the acquiror and the holders of the outstanding equity of the Parent Company prior to the initiation of such transaction do not own (beneficially or otherwise) both a majority of the outstanding equity and a majority of the outstanding voting power of the acquiror immediately after the transaction.

            "Loan" shall mean the loans made by the Lenders to the Borrowers, by virtue of the purchase of the Notes, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), or so much thereof as shall be outstanding from time to time, and which shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth herein and in the Notes.

            "Loan Document" and "Loan Documents" shall mean, respectively, each and all of this Agreement, the Notes, and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any Borrower in connection with the Loan.

            "Loan Fee" shall have the meaning attributed to such term in Section
2.9 of this Agreement.

            "Material Adverse Effect" shall mean any set of facts or circumstances resulting in a material adverse change to any Borrower's business, property, profits, condition (financial or otherwise), or the ability of any Borrower to perform its obligations under this Agreement or any other Loan Document.

            "Material Contract" shall mean any and all contracts or agreements to which a Borrower is a party and pursuant to which such Borrower is or may be
(a) entitled to receive payments in excess of One Million and No/100 Dollars ($1,000,000.00), in the aggregate, per annum, or (b) obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, per annum.

            "Maturity Date" shall have the meaning attributed to such term in
Section 2.2 of this Agreement.

            "Monitoring Fee" shall have the meaning assigned to such term in
Section 2.9 of this Agreement.

            "Non-Borrower Subsidiaries" shall mean, collectively, ORC Korea, Ltd., ORC Teleservice Corp., Opinion Research Corporation, S.A. de C.V., ORC International Holdings, Ltd. and ORC Telecommunications Ltd.

            "Non-Default Certificate" shall mean a certificate in substantially the form of Exhibit 1 hereto.

            "Note" and "Notes" shall have the meaning attributed to such term in
Section 1.1 of this Agreement.

            "Obligation" and "Obligations" shall mean, respectively, any and all obligations or liabilities of any Borrower to any Lender or the Agent in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise.

            "Ordinary Course Payments" shall mean payments made directly by a Borrower to any non-Borrower subsidiary or affiliate; provided that such payments are made (i) in the ordinary course of such Borrower's business, (ii) for products actually delivered or services actually performed, and (iii) pursuant to an "arm's length" transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party).

            "O.S.H.A." shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

            "Parent Company" shall mean Opinion Research Corporation, a Delaware corporation, and its successors and assigns.

            "Patriot Act" shall mean the U.S.A. Patriot Act (Title III of Pub.
L. 107-56 (signed into law on October 26, 2001)), as amended.

            "Pension Plan" or "Pension Plans" shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

            "Percentage" shall mean with respect to each Lender, the percentage set forth next to such Lender's name on Schedule 1 to this Agreement in respect of the Loan (as the context may require), as the same may be modified or amended from time to time.

            "Permitted Liens" shall mean: (a) liens for taxes which are not yet due and payable or which are being contested in good faith and by appropriate proceedings, which (i) the Borrower has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien; (b) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, incurred in the ordinary course of business; (c) liens securing the Senior Loan Facilities or any refinancing thereof permitted by Section 7.7(a)(iii); (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' liens or other similar liens; provided that such liens arise in the ordinary course of the Borrowers' business and secure sums which are not past due, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord's liens on the Borrower's tangible personal property located in such Borrower's demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of any Assets or property of any Borrower;
(h) judgment liens which are not prohibited by Section 7.4 of this Agreement;
(i) other liens expressly permitted by the terms and provisions of this Agreement; (j) liens securing purchase money indebtedness to the extent such indebtedness is expressly permitted pursuant to Section 7.7(a) of this Agreement; and (k) liens in favor of the Agent.

            "Person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government or other entity.

            "Prime Contractor" shall mean any person or entity (other than a Borrower) which is a party to any Government Subcontract.

            "RCRA" shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.).

            "Redemption Transaction" means the redemption of all stock and other interests in the Parent Company held by LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. (except for 39,600 shares of the Parent Company's common stock which was purchased on the open market) pursuant to that certain Purchase Agreement of even date herewith between the Parent Company and the aforementioned L.L.R. Equity Partners entities.

            "Related Parties" shall mean, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agent and advisors of such Person and of such Person's Affiliates.

            "Releases" shall have the meaning attributed to such term in Section 5.14(c) of this Agreement.

            "Required Lenders" shall mean all of the Lenders who at any given time, are not in default under or in breach of any of the terms and conditions of this Agreement applicable to such Lender, and who hold Notes or participation interests representing, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Notes.

            "Senior Agent" means Citizens Bank and any successor to Citizens Bank, in its capacity as "Agent" pursuant to the Senior Loan Agreement.

            "Senior Lenders" means Citizens Bank and First Horizon, and their successors and assigns, in their capacities as lenders pursuant to the Senior Loan Agreement.

            "Senior Loan Agreement" shall have the meaning attributed to such term in Section 4.7.

            "Senior Loan Documents" means the "Loan Documents" as defined in the Senior Loan Agreement.

            "Senior Loan Facilities" shall mean the loan facilities in the maximum aggregate principal amount of $50,000,000 provided to the Borrowers pursuant to the Senior Loan Agreement.

            "Subordination Agreement" shall mean that certain Subordination and Intercreditor Agreement of even date herewith by and between Agent and Senior Agent, and acknowledged by the Borrowers.

            "Total Debt" shall mean the actual amount of borrowed money (including, without limitation, the Senior Loan Facilities, the Loan and other subordinated debt, capital leases and synthetic leases that remain unpaid or outstanding on the "as of" date of any determination), plus the aggregate amount of any and all financial guarantees and the face amount of any and all outstanding letters of credit (except that outstanding loans under the Senior Loan Facilities will be the thirty (30) day average balance of the Senior Loan Facilities for the thirty (30) day period immediately preceding the "as of" date of the calculation).

            "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, a lien on any Assets is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

            "UK Borrowers" shall mean ORC Holdings, Ltd., an English Company and O.R.C. International Ltd., an English Company.

                             INTERPRETIVE PROVISIONS

            (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms

            (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and "Subsection", "Section", "Schedule" and "Exhibit" references are to this Agreement unless otherwise specified.

            (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

            (d) The article, section and paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

            (e) This Agreement and the other Loan Documents are the result of negotiations among all parties hereto, and have been reviewed by counsel to the Agent, the Borrowers and the Lenders, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Agent or the Lenders merely because of the Agent's or Lenders' involvement in their preparation.

                                    ARTICLE I
                             ISSUE AND SALE OF NOTES

            Section 1.1 Authorization and Issuance of the Notes.

            Borrowers have duly authorized the issuance and sale to Lenders of $20,000,000 in aggregate principal amount of Borrowers' Senior Subordinated Notes Due July 29, 2011 (including any Notes issued in substitution therefor, each a "Note" and, collectively, the "Notes"), which Notes are to be substantially in the form attached hereto as Exhibit 3.

            Section 1.2 Sale and Purchase.

            Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, Borrowers shall sell to Lenders, and Lenders shall purchase from Borrowers, the Notes in the allocations set forth on Schedule 1. The aggregate purchase price for the Notes shall be $20,000,000.

            Section 1.3 The Closing.

            Delivery of and payment for the Notes (the "Closing") shall be made at the offices of Agent at the address set forth in Section 11.3, on the date hereof concurrently with the execution and delivery of this Agreement. The date and time of the Closing as finally determined pursuant to this Section 1.3 are referred to herein as the "Closing Date." Delivery of the Notes shall be made to Lenders against payment of the purchase price therefor, less the Loan Fee, the initial Monitoring Fee, and any other amounts payable pursuant to this Agreement and the other Loan Documents in connection with the Closing, by wire transfer of immediately available funds in the manner agreed to by Parent and Agent.

                                   ARTICLE II
                             REPAYMENT OF THE NOTES

            Section 2.1 Interest Rates and Interest Payments.

            (a) The Notes will accrue interest on the outstanding principal amount thereof at a rate equal to fourteen percent (14.00%) per annum. Interest shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days, composed of twelve thirty (30) day months. Interest shall be payable from time to time in cash, as provided below.

            (b) On each Interest Payment Date prior to the Maturity Date, and upon maturity of the Notes (whether on the Maturity Date or earlier as a result of acceleration), the

Borrowers shall pay and discharge in cash all accrued and unpaid interest on the outstanding principal amount of the Notes, commencing on September 30, 2005.

            (c) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender); or
(ii) shall impose on any Lender any other condition affecting its Note; and the result of anything described in clauses (i) and (ii) above is to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), the Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect.

            Section 2.2 Principal Payments.

            The Borrowers covenant and agree to repay to Agent, for the ratable benefit of the Lenders, the unpaid principal balance of the Notes in full, in a single principal payment, together with all accrued and unpaid interest, fees and other amounts due hereunder, on July 29, 2011 (the "Maturity Date").

            Section 2.3 Optional Early Payment of the Notes.

            Subject to the terms and conditions of the Subordination Agreement, and subject to the terms of this Section 2.3, the Borrowers may prepay to Agent, for the ratable benefit of the Lenders, the outstanding principal amount of the Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding; provided, that if such prepayment is made prior to the Maturity Date, such prepayment shall include an early payment fee, equal to the principal amount being paid multiplied by the following percentage:

  If Prepaid During the 12 Month Period
Ending on July 29 of the Following Years        Percentage
----------------------------------------        ----------
                2006                                6%
                2007                                4%

        2008                                2%
2009 and thereafter                         0%

All such prepayments of the Notes shall be applied by Agent to the outstanding principal of the Notes only after application of such prepayment to any accrued interest and other amounts due and payable in respect of the Loan.

            Section 2.4 Notice of Optional Prepayment.

            If the Borrowers shall elect to prepay any Notes pursuant to Section
2.3 hereof, the Parent Company shall give notice of such prepayment to Agent not less than ten (10) days or more than ninety (90) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, and (ii) the principal amount of such Notes to be prepaid on such date, (iii) the premium due pursuant to Section 2.3, and (iv) accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the chief executive officer or chief financial officer of the Parent Company that such prepayment is being made in compliance with Section 2.3. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon, if any, shall become due and payable on the prepayment date set forth in such notice.

            Section 2.5 Mandatory Prepayment.

            The Notes shall be prepaid in full, together with all accrued and unpaid interest, fees and other amounts due hereunder, in the event of a Liquidity Event. Prepayment as a result of a Liquidity Event shall be subject to the early payment fee described in Section 2.3, and such early payment fee shall be paid simultaneous with any such mandatory prepayment pursuant to this Section 2.5.

            Section 2.6 Location for Payment.

            The Borrowers will pay all sums becoming due on each Note for principal, premium, if any, and interest to Agent by the method and at the address specified for such purpose in such Note, or by such other method or at such other address as Agent shall have from time to time specified to the Parent Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Parent Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the holder of such Note shall surrender such Note for cancellation, reasonably promptly after such request, to the Parent Company at its principal executive office.

            Section 2.7 Maximum Lawful Rate.

            This Agreement, the Notes and the other Loan Documents are hereby limited by this Section 2.7. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Lenders exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Lenders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Lenders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Lenders, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to Borrowers.

            Section 2.8 Use of Proceeds.

            The Loan shall be used by the Borrowers only to finance the Redemption Transaction. Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the prior written consent of the Agent.

            Section 2.9 Fees and Expenses.

            In addition to principal, interest, early payment fees and other sums payable pursuant to the Notes, the Borrowers shall pay the following fees:

            (a) Loan Fee. Simultaneously with the execution of this Agreement, the Borrowers shall pay to the Agent, for the benefit of all Lenders pro-rata based on each Lender's percentage of the Loan, a loan fee (the "Loan Fee") in the aggregate amount of $500,000.

            (b) Monitoring Fee. The Borrowers shall pay to the Agent, for its own account, an annual monitoring fee (the "Monitoring Fee"), in the amount of Twenty Five Thousand and No/100 Dollars ($25,000.00) per annum. The first annual Monitoring Fee shall be due and payable in full on the first anniversary of the date of this Agreement, and subsequent payments of the annual Monitoring Fee shall be due and payable in full on each anniversary of the date of this Agreement thereafter. No Monitoring Fee is payable with respect to the first year of the term of the Loan, and no annual Monitoring Fee shall be payable in the event that prior to the applicable payment date the Obligations have been paid in full.

            (c) Out-of-Pocket Fees and Expenses. The Borrowers shall be liable for and shall timely pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses of counsel for the Agent, and of other special and local counsel and other experts, if any, engaged by the Agent) from time to time incurred by the Agent and the Lenders in connection with the administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Borrowers shall be liable for all of the Agent's and the Lenders' reasonable out-of-pocket costs and expenses associated with any and all amendments, waivers and/or consents relating to the Loan or otherwise relating to this Agreement.

                                  ARTICLE III
               PARENT COMPANY AS BORROWER'S AGENT; JOINDER OF NEW
                 BORROWER SUBSIDIARIES; NO PRIORITY AMONG NOTES

            Section 3.1 Appointment of the Parent Company.

            Each Borrower acknowledges that (i) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the "Borrower" or "Borrowers" under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Parent Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower's behalf, each Non-Default Certificate and all other Loan Documents or other materials provided or to be provided to the Agent or any Lenders pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Agent. Upon request of the Agent, each Borrower shall execute, acknowledge and deliver to the Agent a form Power of Attorney confirming and restating the power-of-attorney granted herein.

            Section 3.2 Joinder of New Subsidiaries and Affiliates.

            Any present or future subsidiary (other than the Non-Borrower Subsidiaries) of any Borrower in which such Borrower now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%) shall, unless waived in writing by the Agent, execute and deliver to the Agent (a) a Joinder Agreement in the form attached as Exhibit 4 hereto (a "Joinder Agreement"), pursuant to which such subsidiary or affiliate shall (i) join in and become a party to this Agreement and the other Loan Documents; (ii) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (iii) become a "Borrower" and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents; and (b) such other documents, instruments and agreements as may be reasonably required by the Agent in connection therewith (including, without limitation, an opinion of counsel), in form and substance acceptable to the Agent and its counsel in all respects.

            Section 3.3 No Preference or Priority.

            It is expressly understood and agreed that each of the Notes shall be without preference or priority over any of the other Notes; it being the intention of the parties that the Notes shall be co-equal and coordinate on a pro rata basis in right of payment of principal, interest, late charges and other sums due thereunder.

                                   ARTICLE IV
                     CONDITIONS TO THE LENDERS' OBLIGATIONS

            The purchase of the Notes (and funding of the Loan) by the Lenders under this Agreement shall be subject to the following conditions, any or all of which may be waived by the Agent:

            Section 4.1 Compliance with Law and Agreements; Third Party
Consents.

            The Lenders shall be reasonably satisfied that (i) the Loan shall be in full compliance with all legal requirements, (ii) all regulatory and third party consents and approvals required to be obtained have been obtained, and
(iii) the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers.

            Section 4.2 Material Adverse Changes.

            There shall have been no material adverse change in (i) the business, assets, properties, prospects or condition (financial or otherwise) of any Borrower, between the date of the most recent financial statement(s) delivered to the Lenders and the Closing Date or (ii) the government contracting status of any Borrower with respect to the United States government or any department or agency thereof.

            Section 4.3 Litigation/Bankruptcy.

            There shall be no pending or threatened litigation by any entity (private or governmental) with respect to the Loan or any documentation executed in connection therewith (except for such litigation disclosed to and not objected to by the Agent and the Lenders prior to Closing), nor shall there be any litigation, bankruptcy or other proceedings which the Agent and the Lenders' believe, in their good faith judgment, could reasonably be expected to have a Material Adverse Effect on the business, property, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrowers on a going forward basis.

            Section 4.4 Opinion of Counsel.

            The Agent shall have received opinions of Borrowers' counsel with respect to each of the Borrowers, in form and substance satisfactory to the Agent and its counsel in all respects.

            Section 4.5 No Default.

            There shall exist no Event of Default, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, would constitute an Event of Default.

            Section 4.6 Documentation.

            The Agent shall have received the following: (i) all of the Loan Documents, executed by a duly elected officer of each Borrower, and (ii) such financial statements, projections, certificates of good standing, corporate resolutions, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Lenders or the Agent, each in such form and content and from such parties, as the Agent shall require (including, without limitation, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act). All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Agent, the Lenders and their respective counsel.

            Section 4.7 Third Party Agreements.

            The Borrowers shall have delivered to Agent fully-executed copies of
(i) documentation of the Redemption Transaction, and (ii) that certain Business Loan and Security Agreement dated as of May 4, 2004 by and among Citizens Bank (as a lender and as Senior Agent), First Horizon (as a lender) and the Borrowers, as amended by that certain First Modification dated as of March 15, 2005 and that certain Second Modification of even date herewith (collectively, together with any amendments or modifications thereto not prohibited by the Subordination Agreement, the "Senior Loan Agreement"), together with copies of all material "Loan Documents" (as defined in the Senior Loan Agreement), all of which shall be in form and substance satisfactory to Agent in its sole discretion.

            Section 4.8 Subordination Agreement.

            Agent and Senior Agent shall have executed and delivered the Subordination Agreement, and the Borrowers shall have acknowledged the Subordination Agreement in writing.

            Section 4.9 Financial Documents.

            The Agent shall have received the following: pro forma projections (for three (3) years) showing (a) covenant compliance satisfactory to the Agent and Lenders in all respects; and (b) excess borrowing availability under the Senior Revolving Facilities as of the Closing Date, in an amount satisfactory to the Agent and Lenders in all respects. All of the foregoing must be satisfactory in all respects to the Agent and the Lenders.

            Section 4.10 Closing Costs and Expenses.

            The Borrowers shall have paid all fees payable to the Agent and/or the Lenders, plus all closing costs and expenses incurred by the Agent in connection with the transactions contemplated hereby including, without limitation, the applicable fees and expenses described in Section 2.9.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

            To induce the Agent and Lenders to enter into this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

            Section 5.1 Corporate Existence and Qualification.

            Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation referenced in the preamble of this Agreement, with all corporate power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted. Each Borrower has only one jurisdiction of incorporation/formation. Each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The corporate name of each Borrower set forth in this Agreement and the other Loan Documents is accurate in all respects, and such corporate name is identical to the corporate name of record with such Borrower's jurisdiction of incorporation or formation.

            Section 5.2 Corporate Authority; Noncontravention.

            The execution, delivery and performance of the obligations of each Borrower set forth in this Agreement, the Notes and the other Loan Documents (i) have been duly authorized by all necessary corporate and/or stockholder action;
(ii) do not require the consent of any governmental body, agency or authority;
(iii) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower's Articles/Certificate of Incorporation, By-laws or other corporate formation documents, as applicable, any Material Contract, or any order or regulation of any governmental authority or arbitration board or tribunal; and (iv) except as expressly permitted by the terms and provisions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

            Section 5.3 Financial Position.

            The financial statements listed on Schedule 5.3 hereto, copies of which have been delivered to the Lenders, present fairly the financial condition of the Borrowers as of the date thereof and the results of the Borrowers' operations for the periods indicated therein, were prepared in accordance with GAAP, are true and accurate in all respects, and are not misleading in any respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the dates thereof to the extent they are required to be shown or disclosed in accordance with GAAP. There has been no material adverse change in (i) the business, property or condition (financial or otherwise) of the Borrowers, taken as whole, since the date of its most recent financial statements listed on Schedule 5.3 or (ii) the government contracting status of any Borrower with respect to the United States government or any department or agency thereof.

            Section 5.4 Payment of Taxes.

            Each Borrower has filed all tax returns and reports required to be filed by it with the United States Government, all state and local governments and/or all foreign federal, state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Agent's or the Lenders' interests hereunder.

            Section 5.5 Accuracy of Submitted Information; Omissions.

            As of the date furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to any Lender or the Agent pursuant to this Agreement or otherwise in connection with the Loan
(i) are true and correct in all material respects; (ii) do not contain any untrue statement of a material fact; and (iii) do not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Agent in writing which materially adversely affects, or so far as any Borrower can now reasonably foresee, could materially adversely affect, the properties, business, profit or condition (financial or otherwise) of the Borrowers, taken as a whole, or the ability of any Borrower to perform its obligations set forth in this Agreement or any other Loan Document.

            Section 5.6 Government Contracts/Government Subcontracts.

            No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, and no Borrower is a party to any pending, or to any Borrower's knowledge threatened, suspension, debarment, termination for default or show cause requirement by the Government or other adverse Government action or proceeding in connection with any Government Contract or Government Subcontract. All Government Contracts which have a remaining term of twelve (12) months or longer and a remaining value of Five Million and No/100 Dollars ($5,000,000.00) or more are listed on Schedule 5.6 hereto.

            Section 5.7 No Defaults or Liabilities.

            No Borrower is in default of any obligation, covenant or condition contained in any Material Contract which would entitle the other party thereto to exercise remedies thereunder (excluding those defaults pursuant to which the other party thereto has made a monetary claim for less than Five Hundred Thousand and No/100 Dollars ($500,000.00)). Additionally, except for the matters disclosed on Schedule 5.9 hereto, there is no litigation, legal or administrative proceeding or investigation pending against any Borrower, and no litigation, legal or administrative proceeding or investigation has been threatened against any Borrower, which has not been disclosed to the Agent and the Lenders in writing and which involves amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or which could prejudice, in any material respect, the Agent's or any Lender's rights or remedies under any Loan Document.

            Section 5.8 No Violations of Law.

            No Borrower is in violation of any Applicable Laws, except for such violations which could not reasonably be expected to have a Material Adverse Effect; no Borrower has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance with all Applicable Laws, except in each case, for such failures or non-compliances which could not reasonably be expected to have a Material Adverse Effect.

            Section 5.9 Litigation and Proceedings.

            Except for the matters set forth on Schedule 5.9 attached hereto, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) and is not fully covered by insurance, subject to any applicable deductible. No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

            Section 5.10 Assets and Properties.

            Each Borrower is the sole legal and beneficial owner of the Assets owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens.

            Section 5.11 Principal Place of Business; Location of Books and Records.

            Each Borrower maintains its principal place of business and the office where it keeps its corporate books and records at the address set forth in the preamble of this Agreement. Set forth on Schedule 5.11 hereto is a list of each Borrower's business locations as of the Closing Date, and all places where Assets are located. The locations set forth on Schedule 5.11 hereto denoted with an asterisk reflect all locations where fixed assets of a Borrower are valued in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00). Each Borrower agrees to notify the Agent in writing at least ten (10) days prior to any change in its principal place of business, or any change in the location of the office where it keeps its books and records with respect to accounts and contract rights, or any change of or addition to the locations where any Assets are or will be located.

            Section 5.12 Fiscal Year.

            Each Borrower's fiscal year ends on December 31.

            Section 5.13 Pension Plans.

            (a) The present value of all benefits vested under all "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), from time to time (individually, a "Pension Plan" and collectively, the "Pension Plans") maintained by the Borrowers (other than the UK Borrowers) did not, as of June 30, 2005, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

            (b) No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code;

            (c) No Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no "reportable events" (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974; and

            (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

            Section 5.14 O.S.H.A., ADA and Environmental Compliance.

            (a) Each Borrower (other than the UK Borrowers) is in compliance with, and its facilities, business assets, property, leaseholds and equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act ("O.S.H.A."), the Americans with Disabilities Act ("ADA"), the Environmental Protection Act, RCRA and all other applicable environmental and handicapped access laws, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

            (b) each Borrower (other than the UK Borrowers) has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, except to the extent that the failure to have such a certificate, license or permit could not reasonably be expected to have a Material Adverse Effect; and

            (c) (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to herein as "Releases") of Hazardous Substances at, upon, under or within any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower (other than the UK Borrowers);
(ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower (other than the UK Borrowers); (iii) no real property owned, or to the actual knowledge of any Borrower, premises leased, by any Borrower (other than the UK Borrowers) has ever been used by any Borrower (and to the best of each Borrower's knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower (other than the UK Borrowers), except for such quantities of Hazardous Substances as are handled in accordance with all applicable manufacturer's instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the Borrowers (other than the UK Borrowers), except, in each case, to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower (other than the UK Borrowers), for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Agent and Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys' fees arising from or in connection with (x) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (other than the UK Borrowers) (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower (other than the UK Borrowers)), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (y) any Borrower's violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

            Section 5.15 Intellectual Property.

            All material patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower are (i) owned or utilized by such Borrower, (ii) valid and, except with respect to licenses, have been duly registered or filed with all appropriate governmental authorities, and (iii) listed on Schedule 5.15(a) hereto. Except as disclosed in
Schedule 5.15(a) hereto, there is no objection or pending challenge to the validity of any such patent, trademark, copyright, trade name, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto; except as disclosed in Schedule 5.15(b) hereto, no Borrower pays any royalty to anyone in connection with any patent, trademark, copyright, trade name, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, trade name, trade secret or license.

            Section 5.16 Existing or Pending Defaults; Material Contracts.

            All Material Contracts are listed on Schedule 5.16(a) hereto. Except as set forth on Schedule 5.16(b) attached hereto, no Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract.

            Section 5.17 Leases and Real Property.

            No Borrower owns any real property. All leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto and, to the Borrowers' best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. All necessary governmental approvals, if any, have been obtained for each such lease or agreement, and there have been no threatened cancellations thereof or outstanding disputes with respect thereto.

            Section 5.18 Labor Relations.

            There are no strikes, work stoppages, grievance proceedings, union organization efforts or other material controversies pending, or to any Borrower's knowledge, threatened or reasonably anticipated, between any Borrower and (i) any current or former employee of any Borrower or (ii) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18 hereto, there are no collective bargaining agreements, employment agreements between any Borrower and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any person or entity.

            Section 5.19 Assignment of Contracts.

            No existing Government Contract or other Material Contract of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than in favor of the Senior Agent for the benefit of the Senior Lenders ratably in connection with the Senior Financing).

            Section 5.20 Intentionally omitted.

            Section 5.21 Ownership of the Borrowers.

            As of the date of this Agreement, all of the issued and outstanding capital stock of each Borrower, other than the Parent Company, is owned by either the Parent Company or another Borrower, except as described on Schedule 5.21(a) hereto. As of the date of this Agreement, upon funding of the Loan and consummation of the Redemption Transaction, the issued and outstanding stock of Parent Company shall be as set forth on Schedule 5.21(b) hereto.

            Section 5.22 Solvency.

            After giving effect to the transactions contemplated by the terms and provisions of this Agreement, (i) each Borrower owns property (including, without limitation, the Borrower's rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower's Indebtedness (including contingent debts), (ii) each Borrower was and is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

            Section 5.23 Foreign Assets Control Regulations, Etc.

            No Borrower, nor any of their subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. Sections1 et seq.), as amended. No Borrower, nor any of their subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Borrowers (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions or is otherwise associated, with any such blocked person.

            Section 5.24 Survival of Representations and Warranties.

            All representations and warranties made herein shall survive the making of the Loan.

                                   ARTICLE VI
                     AFFIRMATIVE COVENANTS OF THE BORROWERS

            So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Agent and Lenders that:

            Section 6.1 Payment of Loan Obligations.

            Each Borrower will duly and punctually pay all sums to be paid to the Lenders and the Agent in accordance with the terms and provisions of the Loan Documents, and will comply with, perform and observe all of the terms and provisions thereof.

            Section 6.2 Payment of Taxes.

            Each Borrower will promptly pay and discharge when due all federal, state and other governmental (including foreign) taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien.

            Section 6.3 Delivery of Financial and Other Statements.

            The Borrowers shall deliver to the Agent and the Lenders financial and other statements, each of which shall, unless otherwise expressly set forth below to the contrary, be prepared in accordance with GAAP consistently applied (provided, however, that any interim statements required hereunder may be prepared without footnotes and shall be subject to normal and customary year-end adjustments), as follows:

            (a) on or before the ninetieth (90th) day following the close of each fiscal year, the Parent Company will submit to the Agent and the Lenders annual audited and unqualified consolidated financial statements, which shall be accompanied by consolidating schedules and draft or issued management letters (within thirty (30) days of the delivery of such letters to the Borrowers) and such consolidated financial statements shall be certified by an independent certified public accountant acceptable to the Agent;

            (b) on or before the forty-fifth (45th) day following the close of each fiscal quarter, the Parent Company will submit to the Agent and the Lenders
(i) internally prepared consolidated financial statements, reporting the Borrowers' current financial position and the results of their operations for the quarter then ended and year-to-date, and including a comparison of such results to the then current budget, (ii) internally prepared contract backlog/revenue summary reports, and (iii) a Quarterly Covenant Compliance/Non-Default Certificate in the form attached as Exhibit 2 hereto, each of which shall be in form and substance satisfactory to the Agent in all respects and certified by the Parent Company pursuant to a certificate executed on its behalf by the Parent Company's Chief Financial Officer or another duly authorized executive officer of the Parent Company;

            (c) on or before the thirtieth (30th) day following the close of each fiscal month end, the Parent Company will submit to the Agent and the Lenders a Non-Default Certificate in the form attached as Exhibit 1 hereto, accompanied by detailed current aged billed and unbilled accounts receivable reports, each of which shall be certified by the Parent Company pursuant to a certificate executed on its behalf by the Parent Company's Chief Financial Officer or another duly authorized executive officer of the Parent Company;

            (d) promptly, but in all events within three (3) Business Days after the filing of all public filings, disclosure statements and/or registration statements with the Securities and Exchange Commission or any state agency or department regulating securities (or any other person or entity, pursuant to the rules and/or regulations of the Securities and Exchange Commission or any state agency or department regulating securities), the Borrowers will submit to the Agent and the Lenders copies of all such documents distributed to or filed with the Securities and Exchange Commission or such other regulatory agency;

            (e) on or before the one hundred twentieth (120th) day following the close of each calendar year, the Parent Company will submit to the Agent and the Lenders pro forma consolidated and consolidating budgets, certified by the Parent Company pursuant to a certificate executed on its behalf by the Parent's Chief Financial Officer or another duly authorized executive officer of the Parent Company; and

            (f) promptly upon the request of the Agent or any Lender, the Borrowers will provide to the Agent and the Lenders such other information and/or reports relating to each Borrower's business, operations, properties or prospects as the Agent and/or Lenders may from time to time request at their sole discretion, provided, however, that in the absence of an Event of Default, neither the Agent or Lenders will impose any additional periodic reporting requirements, other than those set forth above.

            Section 6.4 Maintenance of Records; Review by the Lenders.

            Each Borrower will maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and, subject to any applicable confidentiality and secrecy requirements imposed by any Government agency (or applicable foreign equivalent), will permit the Agent's and Lenders' officers or any of the Agent's or Lenders' authorized representatives or accountants to visit and inspect each Borrower's offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any Borrower, all at such reasonable times during normal business hours (and so long as no Event of Default has occurred hereunder, upon reasonable notice to such Borrower), and as often as the Agent or Lenders may desire.

            Section 6.5 Maintenance of Insurance Coverage.

            Each Borrower will maintain in effect fire and extended coverage insurance, public liability insurance, business interruption insurance, worker's compensation insurance and insurance on its Assets with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Agent, and will furnish to the Agent certificates evidencing such continuing insurance. The Agent, for the benefit of the Lenders, shall be named as an additional insured on all liability insurance policies (other than with respect to worker's compensation insurance). All insurance policies shall also provide for (i) not less than thirty (30) days written notice to the Agent prior to expiration, cancellation or reduction in coverage; and (ii) waiver of subrogation (other than with respect to worker's compensation insurance).

            Section 6.6 Maintenance of Property/Assets; Performance of
Contracts.

            Each Borrower will at all times maintain its Assets including, without limitation, its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Agent's officers or authorized representatives to visit and inspect the Assets at such reasonable times during normal business hours, as and when the Agent deems necessary or appropriate. Each Borrower shall perform all obligations under all contracts to which it is a party, including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect.

            Section 6.7 Maintenance of Corporate Existence.

            Each Borrower will maintain its corporate existence and will provide the Agent with evidence of the same from time to time upon the Agent's request.

            Section 6.8 Intentionally omitted.

            Section 6.9 Management.

            Each Borrower will notify the Agent and the Lenders in writing of a change of any of its corporate executive officers or directors within ten (10) days of the date of any such change.

            Section 6.10 Disclosure of Defaults, Etc.

            (a) Promptly upon the occurrence thereof, each Borrower will provide the Agent and the Lenders with written notice of any Event of Default, or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Agent and the Lenders in writing of any condition, act, event or occurrence which comes to such Borrower's attention that would or could reasonably be expected to prejudice the Agent's or any Lender's rights in connection with any Material Contract, this Agreement, any Note or any other Loan Document, including, without limitation, the details of any pending or threatened suspension, debarment or other governmental action or proceeding, any pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or lien (other than a Permitted Lien) against any Borrower, its assets or property. Additionally, the Borrowers agree to provide written notice to the Agent and Lenders within five (5) days of the date on which any obligation of a Borrower for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof.

            (b) If, at any time after the Closing Date, any Borrower shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government, any Prime Contractor or by any person or entity acting for or on behalf of the Government or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Agent, the Agent's counsel and each Lender within three (3) Business Days of such Borrower's receipt thereof. Furthermore, if any Borrower shall issue, give or deliver to the Government, any Prime Contractor or any person or entity acting for or on behalf of the Government or such Prime Contractor any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Agent, the Agent's counsel and each Lender concurrent with the Borrower's issuance or delivery thereof to the Government, such Prime Contractor or any person or entity acting for or on behalf of the Government or such Prime Contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Agent, the Agent's counsel and each Lender pursuant to this Section 6.10 contains any information deemed "classified" by the Government and/or the dissemination of any such information to the Agent, the Agent's counsel and each Lender would result in the Borrowers violating any Applicable Law, then the Borrowers shall deliver to the Agent, the Agent's counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law.

            Section 6.11 Payment of Costs.

            The Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders' income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

            Section 6.12 Further Assurances.

            The Borrowers will at all times defend their rights in the Assets, subject to the Permitted Liens, against all persons and all claims and demands whatsoever, and will, upon request of the Agent, execute such additional documents and do any other acts necessary to effectuate the purposes and provisions of this Agreement, as may be determined by Agent from time to time in its reasonable discretion.

            Section 6.13 Compliance with Law.

            Each Borrower will conduct its businesses and operations in compliance in all material respects with (i) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents, by-laws or similar corporate formation documents, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments.

            Section 6.14 Reincorporation/Reorganization.

            No Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the date hereof without the prior written consent of the Agent.

            Section 6.15 Financial Covenants of the Borrowers.

            So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below.

            (a) Fixed Charge Coverage Ratio. The Borrowers and the Non-Borrower Subsidiaries shall maintain on a consolidated basis, for each fiscal quarter ending during the periods specified below, a Fixed Charge Coverage Ratio of not less than the following:

                                                           Minimum Fixed Charge
                 Period                                       Coverage Ratio
-----------------------------------------------------      --------------------
For each fiscal quarter ending from and after the               1.00:1.00
Closing Date through December 31, 2007

For the quarter ending March 31, 2008 and each fiscal           1.05:1.00
quarter thereafter

            For purposes of the foregoing, "Fixed Charge Coverage Ratio" shall mean, for each measurement period, the sum of EBITDA, plus real property rent expense and operating lease expense, divided by the sum of the Borrowers' and the Non-Borrower Subsidiaries' real property rent expense and operating lease expense, plus cash interest expense, plus cash taxes paid, plus required principal payments on debt, plus capital lease payments. The Fixed Charge Coverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan and shall be calculated on a four (4) quarter rolling basis.

            (b) Interest Coverage Ratio. The Borrowers and the Non-Borrower Subsidiaries shall maintain on a consolidated basis, for each FISCAL quarter ending during the periods specified below, an Interest Coverage Ratio of not less than 2.10:1.00.

For purposes of the foregoing, "Interest Coverage Ratio" shall mean, for each measurement period, EBITDA divided by cash interest expense. The Interest Coverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan and shall be calculated on a four (4) quarter rolling basis. .

            (c) Leverage Ratio. The Borrowers and the Non-Borrower Subsidiaries shall maintain on a consolidated basis, for each fiscal quarter ending during the periods specified below, a Leverage Ratio of not more than the following:

                                                       Maximum Permitted
                 Period                                 Leverage Ratio
-----------------------------------                    -----------------
For each fiscal quarter ending from                      5.30 to 1.00
and after the Closing Date through
March 31, 2006

For the quarter ending June 30, 2006                     4.70 to 1.00
and each fiscal quarter thereafter

For purposes of the foregoing, "Leverage Ratio" shall mean, for each measurement period, the ratio of the Borrower's and the Non-Borrower Subsidiaries Total Debt to EBITDA. The Leverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

            (d) Capital Expenditures. The Borrowers and the Non-Borrower Subsidiaries shall not, on an aggregate and consolidated basis, make or incur any capital expenditures (including, but not limited to, expenditures for leasehold improvements and capitalized costs) during any fiscal year in excess of Five Million and No/100 Dollars ($5,000,000.00); provided, however, that if in any fiscal year the Borrowers' and the Non-Borrower Subsidiaries' capital expenditures are less than Five Million and No/100 Dollars ($5,000,000.00) (a "Carryover Year"), the capital expenditure limit for the immediately following fiscal year shall be increased by the amount by which Five Million and No/100 Dollars ($5,000,000.00) exceeds the amount of capital expenditures made by the Borrowers and the Non-Borrower Subsidiaries in the Carryover Year, but in no event shall the amount carried over to any future year exceed Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00).

            Unless otherwise defined in this Agreement, all financial terms used in this Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP; provided that the aggregate amount of EBITDA attributable to the Non-Borrower Subsidiaries included for purposes of calculating compliance with this Section 6.15 shall at no time account for more than five percent (5%) of the total EBITDA of the Borrowers on a consolidated basis for the applicable period.

            Section 6.16 Substitute Notes.

            Upon request of the Agent, each Borrower shall execute and deliver to the Agent substitute promissory notes, substantially in the same form and substance as the Notes issued on the Closing Date, payable to the order of such person or entity as may be designated by the Agent.

                                  ARTICLE VII
                       NEGATIVE COVENANTS OF THE BORROWERS

            So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Agent, the Borrowers will not:

            Section 7.1 Change of Control; Disposition of Assets; Merger.

            (a) permit majority ownership or effective control (including the right to elect a majority of the board of directors) of any Borrower to be sold, assigned or otherwise transferred, legally or equitably, to any person or entity, except to another Borrower; or

            (b) suffer or permit the issuance of any capital stock of the Borrowers (other than capital stock of the Parent Company); or

            (c) permit any Borrower to sell, assign, pledge, hypothecate, encumber, loan, deliver, lease, transfer or otherwise dispose of property or assets (including, without limitation, stock, equity or any other type of ownership interests of another Borrower), except for (i) transfers of assets between Borrowers; (ii) asset dispositions to non-Borrowers consummated in the ordinary course of the Borrowers' business, provided that the fair market value of any and all such asset dispositions does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, during any twelve (12) month period; or permit any Borrower to become a party to any document, instrument or agreement (other than this Agreement, the other Loan Documents and the Senior Loan Documents) which prohibits, limits or restricts such Borrower from selling, assigning, pledging, hypothecating or otherwise encumbering any of its assets, including, without limitation, any stock of another Borrower; or

            (d) permit any Borrower or any subsidiary or affiliate of any Borrower to merge or consolidate with any business, company or enterprise, or acquire or purchase any business, company or enterprise or acquire or purchase substantially all of the assets of any business, company or enterprise; it being understood and agreed, however, that the Agent's prior written consent shall not be required for any merger between Borrowers; provided that (i) the Borrowers shall have provided not less than twenty (20) days prior written notice to the Agent and Lenders of the proposed merger, and such notice sets forth all of the material terms of such merger (including, without limitation, the purpose for consummating such merger), (ii), within ten (10) days of the effective date of such merger, true, correct and complete state-certified copies of the articles of merger, plan of merger and all other documents, instruments and agreements relating thereto shall have been provided by the Borrowers to the Agent and Lenders, and (iii) promptly (but in all events within twenty (20) days) following the Agent's request, the Borrowers shall have executed, issued and/or delivered to the Agent such documents, instruments and agreements as the Agent or the Lenders may reasonably require in connection with or as a result of such merger.

Notwithstanding any provision of this Section 7.1 to the contrary, the consummation of the Redemption Transaction shall not constitute a breach of this
Section 7.1.

            Section 7.2 Legal Use of Proceeds.

            Use all or any part of the proceeds of the Loan to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks or other margin security (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks or other margin security.

            Section 7.3 Change of Operations.

            Change, in any material respect, the general character of any Borrower's business as conducted on the Closing Date, or engage in any type of business not directly related to or compatible with such business as presently and normally conducted.

            Section 7.4 Judgments; Attachments.

            Suffer or permit any judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) against any Borrower or any attachment against any Borrower's property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded.

            Section 7.5 Further Assignments; Performance and Modification of Contracts; etc.

            Except as may be expressly permitted by the Senior Loan Documents as in effect on the date hereof (i) make any further assignment, pledge or disposition of the Assets or any part thereof; (ii) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification is reasonably likely to have a Material Adverse Effect; (iii) create, incur or permit to exist any lien or encumbrance on any real property now or hereafter owned by any Borrower; (iv) suffer or permit any amendment or modification to any Borrower's corporate governance documents, provided, however, that to the extent any such amendment or modification does not in any way adversely affect the Agent and/or the Lenders' rights and remedies under this Agreement, such Borrower shall only be required to provide a copy of such amendment or modification to the Agent with thirty (30) days of the implementation of such amendment or modification; or (v) do or permit to be done anything to impair any Borrower's rights to payments due pursuant to any Material Contract or other agreement to which such Borrower is a party; it being understood that reasonable and customary compromises and settlements with account debtors in the ordinary course of a Borrower's business and dispositions or transfers permitted by Section 7.1(c)(ii) of this Agreement will not constitute a violation of this covenant.

            Section 7.6 Affect Rights of the Agent or Lenders.

            At any time do or perform any act or permit any act to be performed which could reasonably be expected to materially adversely affect the interests or rights of the Agent or Lenders under any Loan Document including, without limitation, entering into any amendment or other modification to the Senior Loan Documents or otherwise to the terms of the Senior Loan, except as expressly permitted by the Subordination Agreement.

            Section 7.7 Indebtedness; Granting of Security Interests.

            (a) suffer or permit the Borrowers, collectively, to incur any Indebtedness in excess of One Million and No/100 Dollars ($1,000,000.00), in the aggregate, per annum, whether direct or indirect, except for:

            (i) trade debt and accrued liabilities incurred in the ordinary course of business;

            (ii) Indebtedness incurred pursuant to this Agreement;

            (iii) subject to the terms and conditions of the Subordination Agreement, Indebtedness incurred pursuant to the Senior Loan Documents, or any refinancing or replacement of the Senior Loan Facilities on terms substantially identical to the terms of the Senior Loan Documents or the terms of the Senior Loan Documents with such amendments thereto as are not prohibited under the Subordination Agreement without the prior consent of Agent;

            (iv) guarantees of Indebtedness of a Borrower otherwise permitted by this Section 7.7.

            (v) Indebtedness arising from advances permitted pursuant to Section 7.8(c) of this Agreement; and

            (vi) any other Indebtedness permitted by the Senior Loan Documents (as in effect on the date hereof).

            (b) mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Assets or any other assets or properties of any Borrower (except for Permitted Liens and other liens, security interests or encumbrances expressly permitted herein), nor shall any Borrower guarantee or otherwise become obligated for any indebtedness of others; or

            (c) enter into any agreement or understanding with any person or entity pursuant to which any Borrower agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement, it being understood and agreed that the execution and delivery of the Senior Loan Documents on or prior to the Closing Date shall not constitute a violation of this covenant.

            Section 7.8 Dividends; Loans; Advances; Investments and Similar Events.

            (a) declare or pay any dividends; provided, that notwithstanding the foregoing, any Borrower shall be entitled to pay dividends to its shareholders (so long as another Borrower is the majority shareholder thereof) without limit on the dollar amount thereof; provided that (i) no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default, and (ii) if any such dividends are payable to both a Borrower and a non-Borrower minority shareholder, the aggregate amount of any and all dividends paid or payable to all non-Borrower minority shareholders shall not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) per annum;

            (b) Except with respect to the Parent Company, alter or amend any Borrower's capital structure, purchase, redeem or otherwise retire any shares of any Borrower's capital stock, voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, or make any distributions in cash or assets to any Borrower's shareholders or any Borrower's affiliate;

            (c) Except as set forth in Schedule 7.8 hereto, make any loans, salary advances or other payments to (i) any shareholders of any Borrower, unless such shareholder is also a Borrower party to this Agreement at the time such loan, salary advance or other payment is made; (ii) any corporation or other enterprise directly or indirectly owned in whole or in part by any shareholder of any Borrower, unless such corporation or other enterprise is also a Borrower party to this Agreement at the time such loan, salary advance or other payment is made; or (iii) any other person or entity; provided, however, that the Borrowers may pay, make or continue to have outstanding any or all of the following:

            (i) normal and customary operating expenses, travel and expense reimbursements to salaried employees and trade credit extended to customers of the Borrowers in the ordinary course of business;

            (ii) regularly scheduled salary payments to individuals who are also salaried employees of any Borrower;

            (iii) loans and working capital advances to a subsidiary of any Borrower which is not a Borrower hereunder, provided that the aggregate outstanding amount of all such loans and advances does not at any time exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00);

            (iv) the loan(s) described on Schedule 7.8 hereto limited to the corresponding amounts set forth on Schedule 7.8; and

            (v) Ordinary Course Payments.

Notwithstanding any provision of this Section 7.8 to the contrary, the consummation of the Redemption Transaction shall not constitute a breach of this
Section 7.8.

            Section 7.9 Lease Obligations.

            Except in the ordinary course of business, enter into any new lease of real or personal property, or modify, amend, restate or renew any lease of real or personal property in effect as of the Closing Date.

            Section 7.10 Senior Loan Facilities.

            Modify or amend, in any respect, any of the terms of the Senior Loan Facilities as in effect on the date hereof, in any manner prohibited by the Subordination Agreement; or modify or amend any of the Senior Loan Documents executed, issued and/or delivered on or prior to the Closing Date, in any manner prohibited by the Subordination Agreement. In addition, and without limitation of the foregoing, the Borrowers will not modify or amend the provisions of
Section 17 of that certain Second Modification to the Senior Loan Agreement of even date hereof.

            Section 7.11 Transactions with Affiliates.

            Enter into or otherwise bind any Borrower to any contract, agreement or other understanding with any person or entity directly or indirectly related to, affiliated with or under common control or ownership with such Borrower or any affiliate of such Borrower, except upon fair and reasonable terms which are at least as favorable to such Borrower as would be the case in a comparable, arm's-length transaction with an unaffiliated and unrelated entity or person.

            Section 7.12 Sale and Leaseback Transactions.

            Directly or indirectly, enter into any arrangement with any person or entity providing for such Borrower to lease or rent property that such Borrower has sold or will sell or otherwise transfer to such person or entity.

            Section 7.13 Fiscal Year/Accounting Method.

            Permit or cause any Borrower to amend its fiscal year or its method of accounting.

                                  ARTICLE VIII
                              DEFAULT AND REMEDIES

            Section 8.1 Events of Default.

            Any one of the following events shall be considered an "Event of Default":

            (a) if any Borrower shall fail to pay any interest owing on any of the Notes or pursuant to any other Obligation within five (5) days of the date when due, or shall fail to pay any principal owing on any of the Notes or pursuant to any other Obligation within three (3) days of the date when due, whether by reason of acceleration or otherwise, or if any Borrower shall fail to pay within five (5) days of demand, any fees or other sums payable pursuant to this Agreement, the Note or any other Loan Document; or

            (b) Intentionally omitted.

            (c) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any judgment against any Borrower in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) which is not, to the reasonable satisfaction of the Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves; or

            (d) if any warranty or representation set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any material respect when made or remade; or

            (e) if there shall be non-compliance with or a breach of any of the affirmative covenants contained in this Agreement (other than financial covenants set forth in Section 6.15 of this Agreement and unless otherwise specified in this Section 8.1), or, any of the negative covenants set forth in Sections 7.7, 7.8 or 7.11 of this Agreement to the extent that they are curable, and such non-compliance or breach shall continue unremedied after fifteen (15) days written notice from the Agent; or

            (f) if there shall be non-compliance with or a breach of any of the negative covenants contained in this Agreement (other than with respect to those described in Section 8.1(e) of this Agreement); or

            (g) if there shall be non-compliance with or a breach of any of the financial covenants set forth in Section 6.15 of this Agreement; or

            (h) if, unless otherwise expressly (and specifically) addressed in this Section 8.1, there shall be non-compliance or a breach of any non-monetary covenants or agreements of any Borrower set forth in the Notes or in any other Loan Document, and such non-compliance or breach shall continue unremedied beyond (i) fifteen (15) days following written notice from the Agent, or (ii) such shorter applicable notice and cure period as may be specified in the applicable Loan Document; or

            (i) if (i) without the prior written consent of the Agent, any Borrower shall be liquidated or dissolved or shall discontinue its business in violation of the terms of this Agreement; (ii) a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) any Borrower makes a general assignment for the benefit of creditors; (iv) any Borrower files or is the subject of any insolvency proceeding or petition in bankruptcy, which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any Borrower shall become insolvent or any Borrower shall at any time fail generally to pay its debts as such debts become due; or
(vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Borrower; or

            (j) if any action is legally taken by a judgment creditor to levy upon, attach or subject to any other enforcement proceeding any Borrower's property or assets with a value of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more, in the aggregate, including, without limitation, any deposit accounts, which is not fully bonded or stayed to the Agent's and Lenders' satisfaction; or

            (k) the reorganization of any Borrower, without the prior written consent of the Agent; or

            (l) if any obligation of any Borrower for the payment of borrowed money, which involves amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), whether now existing or hereafter created, incurred or arising (including, without limitation, the Borrower's obligations in respect of the Senior Loan Facilities), becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to a Lender or any other person or entity; or

            (m) if any Borrower is in default under any Material Contract, and the other party thereto commences exercise of its rights and remedies under such Material Contract as a consequence of such default (excluding those defaults pursuant to which the other party thereto has made a monetary claim for less than Five Hundred Thousand and No/100 Dollars ($500,000.00)); or

            (n) if (i) any Borrower is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower; (iii) a notice of termination for default or the actual termination for default of any Material Contract shall have been issued to or received by any Borrower; or
(iv) a Government investigation or inquiry relating to any Borrower and involving fraud, deception, dishonesty or willful misconduct shall have been commenced in connection with any Material Contract or any Borrower's activities; or

            (o) if a payment default shall occur under any of the Senior Loan Facilities or any of the documents executed in connection therewith and such default shall remain uncured beyond any applicable notice and cure period.

            Section 8.2 Consequences of Event of Default; Remedies.

            Upon the occurrence of any Event of Default:

            (a) Bankruptcy. If an Event of Default specified in paragraph (i) of
Section 8.1 hereof shall have occurred, the unpaid balance of the Notes and interest accrued thereon and all other Obligations shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

            (b) Other Defaults. If any other Event of Default shall have occurred, Agent or Required Lenders may at their option declare the entire unpaid balance of the Notes, interest accrued thereon and all other Obligations to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

            (c) Post-Default Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Notes shall be entitled to receive, to the extent permitted by Applicable Laws, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon plus two hundred
(200) basis points.

            (d) Offset. If any Event of Default shall have occurred, Agent or Required Lenders may, without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of any Lender in any capacity whatsoever, including, without limitation, any deposits with any Lender or any of its affiliates, to the credit of or for the account of any Borrower. The Agent and Lenders are authorized at any time to charge the Obligations against any Borrower's account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds. Any and all amounts obtained by the Agent or any Lender pursuant to this subsection (d) shall be shared by all of the Lenders ratably, in accordance with each Lender's Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Agent, shall be entitled to exercise the rights of set-off provided in this subsection (d) of this Section 8.2;

            (e) Other Remedies. If any Event of Default shall have occurred, Agent or Required Lenders may also proceed to enforce such other and additional rights and remedies as the Agent and/or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by applicable law.

It is expressly understood and agreed that the Lenders and/or the Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the rights afforded by any other Loan Document. Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower's account, and any monies expended in so doing shall be chargeable to the Borrowers with interest, at the highest rate of interest payable under the Notes, plus two percent (2%), and added to the indebtedness pursuant to this Agreement and the Notes.

All sums paid or advanced by the Agent in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable attorneys' fees and expenses incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations pursuant hereto.

                                   ARTICLE IX
                                THE AGENT; AGENCY

            Section 9.1 Appointment.

            Each Lender hereby affirms its irrevocable appointment of RBOS to act as the Agent for each such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Agent to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Agent by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents on behalf of the Lenders, as agent. RBOS affirms its agreement to act as the Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10. Each Lender agrees that the rights and remedies granted to the Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

            Section 9.2 General Nature of Agent's Duties.

            Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

            (a) The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist.

            (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

            (c) The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other person.

            (d) The Agent shall not have any obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, or may require the Agent qualify to do business in any jurisdiction where it is not then so qualified.

            Section 9.3 Exercise of Powers.

            (a) The Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion, as it determines in its sole discretion, except as provided in subsection (b) below, and except as provided in any other Loan Document which expressly requires the direction or consent of (i) the Required Lenders; or (ii) all of the Lenders, in either of which circumstances the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

            (b) The Agent shall not in any material respect amend, modify, grant consent or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders. Each Lender agrees that its decision to consent to or reject any request by the Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request, but in all events within five (5) Business Days of the receipt of such information; it being understood and agreed that, unless otherwise provided herein, the Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default. Additionally, only with the consent or approval of all of the Lenders, the Agent may (a) extend the final maturity of the Loan or any Note, reduce the interest rate payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan; (b) amend the definition of the Required Lenders, (c) consent to the assignment or transfer by any Borrower of any of its rights or obligations hereunder, (d) amend, modify or waive any provisions of this Section 9.3, (e) change the manner of application by the Agent of payments made under the Loan Documents, or (f) change the method of calculation used in connection with the computation of interest, commissions or fees. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

            Section 9.4 General Exculpatory Provisions.

            Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

            (a) The Agent, in its capacity as Agent (but not as a Lender), shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

            (b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, if any, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Assets of any Borrower.

            (c) The Agent shall have no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of any Borrower, or (iii) the existence of any Event of Default.

            (d) The Agent shall have no obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

            Section 9.5 Administration by the Agent.

            (a) The Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

            (b) The Agent may consult with legal counsel (including in-house counsel for the Agent), independent public accountants and any other experts selected by the Agent from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

            (c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of such Borrower or such Lender, as the case may be, and the Agent may conclusively rely upon such certificate.

            (d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify the Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of the Agent, as finally determined by a court of competent jurisdiction.

            (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            (f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless the Agent has received from a Lender or a Borrower a written notice referring to this Agreement, describing the Event of Default, and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

            Section 9.6 Lenders Not Relying on the Agent or Other Lenders.

            Each Lender acknowledges as follows:

            (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it.

            (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents.

            (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

            Section 9.7 Indemnification.

            Each Lender agrees to reimburse and indemnify the Agent and the Agent's directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender's Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for the Agent or such other person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Agent or such other person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the person seeking indemnity, as finally determined by a court of competent jurisdiction.

            Section 9.8 Agent in its Individual Capacity; Agent's Commitment.

            With respect to its commitment and the Obligations owing to it, RBOS shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it was not the Agent. The terms "Lender," "holders of Notes" and like terms shall include RBOS in its individual capacity. RBOS and its affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though RBOS was not the Agent hereunder.

            Section 9.9 Holders of Notes.

            The Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Agent. Any authority, direction or consent of any person who at the time of giving such authority, direction or consent was a

Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

            Section 9.10 Successor Agent.

            The Agent may resign at any time by giving ten (10) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Agent (and such appointees acceptance of appointment) as below provided in this Section 9.10. Additionally, the Agent may be removed for cause by all of the Lenders (other than the Agent, if the Agent is then a Lender), if such Lenders constitute Required Lenders and if such removal is requested in writing (which wording must specifically identify the "cause" for removal), and ten (10) days' prior written notice of removal is provided to the Agent and Borrowers (or Lenders, if applicable). Upon any such resignation or removal, the Agent shall, on behalf of the Lenders, immediately appoint, as its successor, another Lender. In such event, the Agent's resignation or removal shall not be effective until the successor Agent shall have accepted its appointment. Upon the acceptance by a successor Agent of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of the retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall continue to be binding on and inure to its benefit as to any actions taken or omitted by it while it was the Agent under this Agreement. If for any reason, at any time, there is no Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Agent's rights and perform its duties hereunder, except that (i) all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and (ii) all payments to be made to the Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

            Section 9.11 Additional Agents.

            If the Agent shall from time to time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other persons approved by the Agent, to act as co-Agent, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other person (as such co-Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

            Section 9.12 Calculations.

            The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by any Borrower, to recover such amount from such Borrower, with interest thereon at the rate provided in the applicable Note.

            Section 9.13 All Payments to the Agent.

            (a) Except as otherwise provided in this Agreement, the Agent alone shall receive all payments and other receipts relating to the Loan for the benefit of the Lenders.

            (b) Each payment and prepayment received by the Agent for the account of the Lenders shall be distributed to each Lender entitled to share in such payment, ratably in accordance with each Lender's Percentage. Payments from the Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Agent by the Lenders from time to time. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full on such date and the Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Agent, each Lender shall repay to the Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent.

            (c) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender's Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 9.13(c), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

            Section 9.14 Benefit of Article.

            The provisions of this Article 9 are solely for the benefit of the Agent and Lenders. No Borrower shall have any rights under any of the provisions of this Article 9; it being understood that the provisions of this Article 9 are not in limitation of any right, power, duty, obligation or liability which the Agent would have to or against any Borrower.

                                   ARTICLE X
                            BOARD OBSERVATION RIGHTS

            So long as the Loan or any other Obligations remain outstanding, the Borrowers shall:

            (a) Notice of Board Meetings. Deliver to Agent written notice of each regular meeting of the board of directors of the Parent Company and of each special meeting of such board of directors, which notice shall be delivered no later than the date on which the members of such board of directors are notified of such meeting. In addition, the Borrowers shall send the Agent copies of all reports and materials provided to members of the board of directors at meetings or otherwise, subject to reasonable redactions as determined in good faith by the Parent Company's board of directors.

            (b) Board of Director Observation Rights.

            (i) Permit Agent to designate an observer, without voting rights, who will be entitled to attend and participate in all meetings of the board of directors of the Parent Company. Any observer designated by Agent shall be entitled to notice of all such board meetings, and to information provided to any director in his capacity as such, subject to redactions, as provided in
Section 10.1(a). Such observer shall receive reimbursement for reasonable out-of-pocket expenses from the Borrowers incurred in connection with attendance at such meetings. Notwithstanding the foregoing, such observer's right to attend meetings or portions thereof shall not apply to any portion of a meeting where such observer's attendance would compromise a Borrower's attorney-client privilege or otherwise compromise the confidential or proprietary information of such Borrower (as determined by the board of directors of the Parent Company in its reasonable discretion, taking into account the confidentiality undertakings of Agent and the Lenders herein).

            (ii) Each Borrower agrees that any observer described in this
Article 10 may share with the Agent or any Lender with which he is affiliated and such Agent's or such Lender's legal and financial advisors any confidential information related to the business and operations of any of the Borrowers disclosed to him as an observer hereunder.

            (iii) The Agent and each of the Lenders agrees and agrees to cause its legal and financial advisors to keep confidential all information described in Section 10(b)(ii), which is disclosed to them by an observer affiliated therewith, provided, that, such information may be disclosed if required by Applicable Law. The Agent and Lenders shall have no obligation to keep information received pursuant to Section 10(b)(ii) confidential if such information: (A) is or becomes public from a source other than such observer or one of the Agent's or of Lenders' legal or financial advisors or (B) is known to or discovered by the Agent, Lenders or any of their legal or financial advisors independently of such observer, provided, that, the source of such information was not known, after due inquiry, to be bound by a confidentiality agreement with (or subject to any other contractual, legal or fiduciary obligation of confidentiality to) the relevant Borrowers.

                                   ARTICLE XI
                                  MISCELLANEOUS

            Section 11.1 Remedies Cumulative.

            Each right, power and remedy of the Agent or Lenders provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agent of any or all such other rights, powers or remedies.

            Section 11.2 Waiver.

            Time is of the essence of this Agreement. No failure or delay by the Agent to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Agent from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

            Section 11.3 Notices.

            Notices to any party shall be in writing and shall be delivered personally, by certified mail return receipt requested, by nationally-recognized overnight delivery service or by facsimile addressed to the parties at the addresses set forth below or otherwise designated in writing:

      If to Borrowers:                 Opinion Research Corporation
                                       600 College Road East, 4th Floor
                                       Princeton, New Jersey  08540
                                       Attention: Mr. Kevin Croke
                                       Fax: (609) 419-1901
            with a copy to:            Wolf, Block, Schorr and Solis-Cohen LLP
                                       1650 Arch Street, 22nd Floor
                                       Philadelphia, Pennsylvania  19103
                                       Attention: David Gitlin, Esq.
                                       Fax: (215) 977-2334

      If to Lenders:                   The Royal Bank of Scotland plc
                                       101 Park Avenue
                                       New York, New York  10178
                                       Attention: Mr. John Speirs
                                       Fax: (212) 401-1396

      If to Agent:                     The Royal Bank of Scotland plc
                                       101 Park Avenue
                                       New York, New York 10178
                                       Attention: Mr. John Speirs
                                       Fax: (212) 401-1396

            with a copy of             Goldberg Kohn Bell Black
            all notices to             Rosenbloom & Moritz
            any Lender or the          55 E. Monroe Street
            Agent to:                  Suite 3700
                                       Chicago, Illinois  60603
                                       Attention: David M. Mason, Esq.
                                                  William R. Loesch, Esq.
                                       Fax: (312) 332-2196

Any communication hereunder will be deemed given and effective (i) when actually received, in the case of hand delivery (ii) the next Business Day in the case of an overnight delivery service, (iii) three (3) Business Days after mailing in the case of certified mail return receipt requested, or (iv) when completely sent and received, as evidenced by a transmission report from sender's facsimile machine, in the case of facsimile transmission.

            Section 11.4 Entire Agreement.

            This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and shall continue in full force and effect for so long as any Borrower shall be indebted hereunder or under any Note, and thereafter until the Agent shall have actually received written notice of the termination hereof from the Borrowers, and all Obligations incurred or contracted before receipt of such notice shall have been fully paid.

            Section 11.5 Relationship of the Parties.

            This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Agent and Lenders of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Agent and Lenders to protect the Lenders' interests in assuring repayment of the Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or the Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or the Agent to control any Borrower or to conduct any Borrower's operations, as creating any fiduciary obligation on the part of any Lender or the Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

            Section 11.6 Waiver of Jury Trial.

            Each Borrower hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each Borrower, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. The Agent is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each Borrower's herein contained waiver of the right to jury trial. Further, each Borrower hereby certifies that no representative or agent of the Agent or any Lender (including the Agent's counsel) has represented, expressly or otherwise, to the undersigned that the Agent or Lenders will not seek to enforce this provision waiving the right to a trial by jury.

            Section 11.7 Submission to Jurisdiction; Service of Process; Venue.

            Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the State of New York, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement.

Each Borrower irrevocably designates and appoints CT Corporation whose address is at its address in New York, New York, as its agent to receive on its behalf service of all process in any such proceeding in any court in the State of New York, such service being hereby acknowledged by each Borrower to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrower at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. Each Borrower shall at all times maintain an agent for service of process pursuant to this provision. If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.

            Section 11.8 Changes in Capital Requirements.

            If, after the date hereof, any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Agent or any Lender, or person controlling the Agent or any Lender, and the Agent determines (in its sole but reasonable discretion) that the rate of return on its, any Lender's or such controlling person's capital as a consequence of its commitments or the loans made by the Agent or such Lender is reduced to a level below that which the Agent, such Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Agent to the Borrowers, the Borrowers shall, within thirty (30) days of receipt of such notice, pay directly to the Agent, for its own account or for the account of such Lender (as the case may be), additional amounts sufficient to compensate the Agent, such Lender or such controlling person for such reduction in rate of return. A statement of the Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Agent may use any method of averaging and attribution that it (in its sole but reasonable discretion) shall deem applicable.

            Section 11.9 Captions.

            The paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

            Section 11.10 Modification and Waiver.

            Neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            Section 11.11 Transferability.

            (a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement.

            (b) No Lender shall assign its interests under this Agreement to any person or entity, without the prior written consent of the Agent, and, so long as no Event of Default has occurred, the Parent Company; provided, however, that the Parent Company's consent shall not be required for any sale, transfer or assignment resulting from an institutional merger or acquisition of or by a Lender, and in any event shall not be unreasonably withheld. Subject to obtaining such consent, any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time, provided that (a) at least thirty (30) days' prior written notice of such sale or assignment, which notice must identify the proposed transferee, shall have been issued by such transferring Lender to the Agent and the Parent Company; (b) the dollar equivalent of the Percentage of the Loan being assigned equals or exceeds Two Million and No/100 Dollars ($2,000,000.00); and (c) the Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form attached as Exhibit 5 hereto. There shall be no restriction on any Lender selling participations in such Lender's interests in the Loan.

            Section 11.12 Governing Law; Binding Effect.

            This Agreement shall be governed by the laws of the State of New York and be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            Section 11.13 Gender; Number.

            As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

            Section 11.14 Joint and Several Liability.

            Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

            Section 11.15 Materiality.

            Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Agent.

            Section 11.16 Reliance on the Agent.

            Each Borrower shall be entitled to assume that any and all consents, approvals or notices issued or granted by the Agent pursuant to the terms and provisions of this Agreement were, to the extent necessary, authorized by the Required Lenders or all of the Lenders, as applicable.

            Section 11.17 Taxes.

            All payments by the Borrowers of principal of and interest on the Loan, and all other amounts payable hereunder, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Agent's and/or any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

            (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

            (c) pay to the Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent, for its own account or for the account of such Lender (as the case may be), will equal the full amount the Agent or such Lender (as applicable) would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or any Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Agent or such Lender (as the case may be) after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Agent or such Lender (as the case may be) would have received had not such Taxes been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

            Section 11.18 Indemnity; Waiver of Consequential Damages, Etc.

            (a) Indemnification by the Borrowers. Borrowers shall, jointly and severally, indemnify the Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence of Releases on or from any property owned or operated by any Borrower or any Non-Borrower Subsidiary, or any environmental liability related in any way to any Borrower or any Non-Borrower Subsidiary, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Non-Borrower Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach of this Agreement by such Indemnitee.

            (b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Borrower agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

            (c) Payments. All amounts due under this Section 11.18 shall be payable not later than five (5) Business Days after demand therefor.

            Section 11.19 The Patriot Act.

            Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such

Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

            Section 11.20 Subordination.

            THIS AGREEMENT, AND THE RIGHTS OF AGENT AND THE LENDERS HEREUNDER, ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT (AS DEFINED HEREIN).

            Section 11.21

            Relationship between Agent and Senior Agent. With the understanding that Agent and Senior Agent have adverse interests in connection with the Loan, and each has hired its own counsel to represent its respective interests, the Borrowers, by executing this Agreement (i) acknowledge that Agent is the parent company of Senior Agent, (ii) waive any conflict that may arise from such relationship, and (iii) acknowledge that Agent has treated, and shall continue to treat Senior Agent as if it were an unaffiliated third party subordinated creditor and has not, and will not provide Senior Agent with any preferential treatment.

            Section 11.22 Counterparts.

            This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

                                       BORROWERS:

                                       OPINION RESEARCH CORPORATION,
                                       a Delaware corporation

                                       By: /s/ Douglas L. Cox
                                           ----------------------------------
                                       Name: Douglas L. Cox
                                       Title: Executive V.P.

                                       MACRO INTERNATIONAL INC.,
                                       a Delaware corporation

                                       By: /s/ Douglas L. Cox
                                           ----------------------------------
                                       Name: Douglas L. Cox
                                       Title: Asst. Secretary

                                       ORC PROTEL, LLC,
                                       a Delaware limited liability company

                                       By: /s/ Kevin P. Croke
                                           ----------------------------------
                                       Name: Kevin P. Croke
                                       Title: Secretary

                                       SOCIAL AND HEALTH SERVICES, LTD.,
                                       a Maryland corporation

                                       By: /s/ Kevin P. Croke
                                           ----------------------------------
                                       Name: Kevin P. Croke
                                       Title: Secretary

                                       ORC HOLDINGS, LTD.,
                                       an English company

                                       By: /s/ Kevin P. Croke
                                           ----------------------------------
                                       Name: Kevin P. Croke
                                       Title: Authorized Person

                                       O.R.C. INTERNATIONAL LTD,
                                       an English company

                                       By: /s/ Douglas L. Cox
                                           ----------------------------------
                                       Name: Douglas L. Cox
                                       Title: Authorized Person

                                       LENDER(S):

                                       THE ROYAL BANK OF SCOTLAND PLC

                                       By: /s/ John Spiers
                                           ----------------------------------
                                       Name: John Spiers
                                       Title: Managing Director

                                       AGENT:

                                       THE ROYAL BANK OF SCOTLAND PLC,

                                       By: /s/ John Spiers
                                           ----------------------------------
                                       Name: John Spiers
                                       Title: Managing Director

                                   SCHEDULE 1

   Lenders       Loan Percentage / Allocations ($)
--------------   ---------------------------------
RBOS                 100.00%        $20,000,000

TOTALS               100.00%        $20,000,000